Exhibit 16(12)

OHIO · KENTUCKY · INDIANA · TENNESSEE

Martin E. Mooney

(513) 651-6979

MMOONEY@FBTLAW.COM

February 20, 2007

Dean Family of Funds 2480 Kettering Tower Dayton, OH 45243	Unified Series Trust 431 North Pennsylvania Street Indianapolis, IN 46204

Re:	Plan of Reorganization – Federal Income Tax Consequences

Dear Sir or Madam:

You have requested our opinion with respect to certain of the federal income tax consequences arising from the transactions described below.

Agreements and Plans of Reorganization dated as of January 15, 2007 (the “Agreement”) have been entered into between the Dean Family of Funds (the “Trust”) and the Unified Series Trust (the “Unified Trust”). The Trust is entering the Agreement with respect to the Dean Large Cap Value Fund, the Dean Balance Fund, the Dean Small Cap Value Fund, and the Dean International Fund (each a “Dean Fund” and collectively, the “Dean Funds”). The Trust and the Unified Trust are each an Ohio business trust taxed as a corporation for federal income tax purposes and registered under the Investment Company Act of 1940 (the “Act”) as a diversified, open-end management investment company.

Each Dean Fund is a series of the Trust. As a series of the Trust, each Dean Fund is treated as a separate corporation and separate tax payer for federal income tax purposes pursuant to Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) and has elected to be treated as a regulated investment company (a “RIC”) under Sections 851 through 855 of the Code.

The Unified Trust is entering the Agreement on behalf of the Dean Large Cap Value Fund, the Dean Small Cap Value Fund, and the Dean International Fund (each a “Unified Dean Fund” and collectively, the Unified Dean Funds”). Each Unified Dean Fund is a separate series of the Unified Trust. Each is treated as a separate corporation and separate tax payer for federal income tax purposes pursuant to Section 851 of the Code, and each has elected to be treated as a RIC.

Pursuant to the Agreement a reorganization of each Dean Fund into a corresponding Unified Dean Fund will occur as follows (the “Reorganization”):

(i)	All of the assets and liabilities of the Dean Large Cap Value Fund and the Dean Balance Fund will be acquired by the Unified Dean Large Cap Value Fund.

(ii)	All of the assets and liabilities of the Dean Small Cap Value Fund will be acquired by the Unified Dean Small Cap Value Fund.

(iii)	All of the assets and liabilities of the Dean International Fund would be acquired by the Unified Dean International Fund.

In each acquisition described above, the acquiring fund (referred to as an “Acquiring Fund”) will obtain assets and liabilities of the target fund (referred to as the “Target Fund”) in exchange for shares of the Acquiring Fund having an equivalent value to the net assets transferred. In addition, each Target Fund will distribute pro rata the shares of the Acquiring Fund that it receives to the shareholders of record of the Target Fund in redemption of all shares of each Target Fund. Each Target Fund will then liquidate and dissolve in accordance with the laws of the State of Ohio and terminate its registration under the 1940 Act.

The opinions rendered herein are issued in accordance with applicable directives of the American Bar Association and Section 10.33 of the United States Treasury Department’s Circular 230.

In rendering our opinion, we have relied on the representations from the Trust and the Unified Trust addressed to us in a statement of even date herewith (the “Representations Statement”) that contain the representations set forth below. Nothing contrary to any of these representations has come to our attention in the course of our consideration of these matters. We have also reviewed and are familiar with such documents, records, and other instruments relating to the Reorganization and the parties thereto as we have deemed appropriate for purposes of this opinion letter, including the Agreement and the Registration Statement filed with the Securities and Exchange Commission and Form N-14 relating to the Reorganization (the “Registration Statement”). This letter does not address or disclose any non-tax risks with respect to the transactions described in this letter. Possible state and local tax concerns are not addressed in this letter. Our opinions and conclusions are based on the facts and representations in existence and under the laws and Treasury Regulations in effect as of the date hereof, and we take no responsibility to update our conclusions to reflect changes in the facts or the law. As used in this letter, (Treas. Reg. “Regulations”) mean the Treasury Regulations under the Code and “IRS” or “Service” means the Internal Revenue Service.

Representations

In connection with rendering this opinion, the parties have made the following representations to us:

a.            The fair market value of the shares of each Acquiring Fund that will be received by each Target Fund shareholder will be approximately equal to the fair market value of the shares of Target Fund that will be surrendered in exchange therefor. In each Reorganization, the Acquiring Fund will issue no consideration to the Target Fund shareholders other than the Acquiring Fund shares (including fractional shares, if any) in exchange for the Target Fund shares.

b.            On the date of the reorganization and at all times thereafter, there will be no plan or intention by any Acquiring Fund or any person related to Acquiring Fund (as defined in Treas. Reg. §1.368-1(e)(3)) to acquire or redeem any of the Acquiring Fund shares issued in the Reorganization either directly or through any transaction, agreement, or other arrangement with any other person, other than acquisitions or redemptions that Acquiring Fund will make as an open-end investment company pursuant to §22(e) of the 1940 Act.

c.            During the five-year period ending on the date of the Reorganization, neither Target Fund nor any person related to Target Fund (as defined in Treas. Reg. §  1.368-a(e)(3) without regard to Treas. Reg. § 1.368-1(e)(3)(i)(A)) will have (i) acquired Target Fund shares with consideration other than shares of the corresponding Acquiring Fund or Target Fund, except for shares acquired in the ordinary course of the Target Fund’s business as an open-end investment pursuant to § 22 of the 1940 Act, or (ii) made distributions with respect to the Target Fund shares except for (a) normal, regular, dividend distributions made pursuant to the historic dividend paying practice of the Target Fund, and (b) distributions and dividends declared and paid in order to ensure that the Target Fund continues to qualify as a RIC and to avoid the imposition of a fund-level tax.

d.            Prior to or in connection with the Reorganization, no Acquiring Fund nor any person related to an Acquiring Fund (as defined in Treas. Reg. §  1.368-1(e)(3)) will have acquired, directly or through any transaction, agreement or arrangement with any other person, Target Fund shares with consideration other than Acquiring Fund shares.

e.            Each Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corresponding Target Fund immediately preceding the transfer. For purposes of this representation, amounts used by Target Fund to pay its reorganization expenses and all redemptions and distributions made by Target Fund immediately preceding the transfer (except for (i) redemption of shares pursuant to §  22(e) of the 1940 Act, (ii) distributions and dividends declared and paid in order to ensure the Target Fund’s continuing qualification as a RIC and to avoid the imposition of fund-level tax) will be included as assets of the Target Fund held immediately prior to the Reorganization.

f.            The liabilities of each Target Fund that will be assumed by the corresponding Acquiring Fund (within the meaning of §357(b) of the Code) were incurred by the Target Fund in the ordinary course of business and are associated with the assets transferred to the Acquiring Fund.

g.            Each Acquiring Fund is in the same line of business that the corresponding Target Fund was in preceding the Reorganization for purposes of Treas. Reg. §1.368-1(d)(2). Following the Reorganization, each Acquiring Fund will continue such line of business and has no plan or intention to change such line of business. Neither Acquiring Fund nor any Target Fund entered into such line of business as part of the plan of reorganization. On the date of the Reorganization, at least 33-1/3% of each Target’s Fund’s portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of the corresponding Acquiring Fund. On the date of the Reorganization, no Acquiring Fund will have any plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganization. To the best of the knowledge of the Acquiring Fund’s management, as of the record date for Target Fund shareholders entitled to vote on the Reorganization, there was no plan or intention by the Target Fund shareholders to sell, exchange, or otherwise dispose of a number of Target Fund shares (or Acquiring Fund shares received in the Reorganization), in connection with the Reorganization, that would reduce the Target Fund shareholders’ ownership of Target Fund shares (or equivalent Acquiring Fund shares) to a number of shares that was less than 50% of the number of Target Fund shares as of the record date.

h.            Each Target Fund will distribute all of the corresponding Acquiring Fund shares received by the Reorganization to its respective shareholders and complete liquidation in proportion to the number of Target Funds owned by each shareholder.

i.             Each Acquiring Fund, Target Fund, and the shareholders of each Target Fund will pay their respective expenses, if any, incurred in connection with the Reorganization. If the Acquiring Fund or the investment advisor to any Target Fund pays or assumes expenses of the Target Fund, they will pay or assume only those expenses of the Target Fund that are solely and directly related to the Reorganization in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

j.             At the time of the Reorganization, there will be no intercorporate indebtedness existing between any Acquiring Fund and the corresponding Target Fund that was issued, acquired or settled at a discount.

k.            Each Acquiring Fund and corresponding Target Fund have elected to be taxed as RICs under §  851 of the Code and for all other taxable periods (including the last short taxable period ending on the date of the Reorganization for each Target Fund), have qualified or intend to qualify for the special tax treatment afforded to RICs under the Code. After the Reorganization, each Acquiring Fund intends to continue to so qualify.

l.             No Acquiring Fund will own, directly or indirectly, nor will it have owned during the five years preceding the date of Reorganization, directly or indirectly, any Target Fund shares.

m.           On the date of the Reorganization, no Target Fund will be under the jurisdiction of a court in a Title 11 or similar case within the means of §368(a)(3)(A) of the Code.

Opinions

Based on the representations, review of documents and limitations described above, we are of the opinion, with respect to each Target Fund and each corresponding Acquiring Fund that:

1.            The transfer of all of the Target Fund's assets in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund (followed by the distribution of Acquiring Fund shares to the Target Fund shareholders and the termination of the Target Fund) will constitute a "reorganization" within the meaning of Section 368(a) of the Code and the Acquiring Fund and the Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2.            No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Target Fund solely in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund.

3.            No gain or loss will be recognized by the Target Fund upon the transfer of the Target Fund's assets to the Acquiring Fund in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund or upon the distribution (whether actual or constructive) of Acquiring Fund shares to Target Fund shareholders in exchange for such shareholders' shares of the Target Fund.

4.            No gain or loss will be recognized by the Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund shares in the Reorganization.

5.            The aggregate tax basis for Acquiring Fund shares received by each Target Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor by such shareholder. The holding period of Acquiring Fund shares to be received by each Target Fund shareholder will include the period during which the Target Fund shares exchanged therefore were held by such shareholder, provided the Target Fund shares are held as capital assets at the time of the Reorganization.

6.            The tax basis of the Target Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Target Fund immediately prior to the Reorganization. The holding period of the assets of the Target Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Target Fund.

7.            The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and applicable regulations thereunder.

Scope of Opinion – Circular 230

The United States Treasury Department and the Internal Revenue Service (“IRS”) have issued rules at 31 CFR Part 10, the so-called Circular 230 rules (“Circular 230”), that govern practice before the IRS, including providing certain forms of written tax advice termed “Covered Opinions.” The Circular 230 rules require that Covered Opinions (1) adhere to certain standards of factual and legal due diligence, (2) be presented in a certain format, and (3) contain certain information. We have concluded that this advice constitutes a Covered Opinion within the meaning of Circular 230 and this advice is drafted in a manner designed to comply with Circular 230.

CIRCULAR 230 DISCLOSURES:

THIS OPINION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS ADDRESSED HEREIN AND THE INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

THE UNDERSIGNED IMPOSES NO LIMITATIONS ON THE RECIPIENT OF THIS OPINION ON THE DISCLOSURE OF THE TAX TREATMENT OR TAX STRUCTURE OF THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS OPINION, AND THEREFORE THIS OPINION IS NOT SUBJECT TO CONDITIONS OF CONFIDENTIALITY.

THE RECIPIENT OF THIS OPINION DOES NOT HAVE A RIGHT TO A FULL OR PARTIAL REFUND OF FEES PAID TO THE UNDERSIGNED IF ALL OR PART OF THE INTENDED TAX CONSEQUENCES FROM THE MATTERS ADDRESSED IN THIS OPINION ARE NOT SUSTAINED AND FEES PAID TO THE UNDERSIGNED ARE NOT CONTINGENT ON THE RECIPIENTS’ REALIZATION OF THE TAX BENEFITS FROM THE TRANSACTIONS DISCUSSED HEREIN, AND THEREFORE THIS OPINION IS NOT SUBJECT TO CONTRACTUAL PROTECTION.

THERE IS NO COMPENSATION ARRANGEMENT, SUCH AS A REFERRAL FEE OR A FEE-SHARING ARRANGEMENT, BETWEEN THE UNDERSIGNED AND ANY PERSON WITH RESPECT TO PROMOTING, MARKETING OR RECOMMENDING THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS OPINION OR ANY REFERRAL AGREEMENT BETWEEN THE UNDERSIGNED AND A PERSON ENGAGED IN PROMOTING, MARKETING OR RECOMMENDING THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS OPINION.

WE HAVE NOT PROVIDED, AND NO ONE ELSE IS AUTHORIZED TO PROVIDE ANY ADVICE, ORAL OR WRITTEN, CONTRARY OR INCONSISTENT WITH THE FOREGOING CIRCULAR 230 DISCLOSURES.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and the use of our name therein.

Very truly yours,

/s/ FROST BROWN TODD LLC